Exhibit 99.1

Piedmont Natural Gas Reports 2005 Year-End Results

CHARLOTTE, N.C., Dec 16, 2005 /PRNewswire-FirstCall/ — Piedmont Natural Gas (NYSE: PNY) today announced results for the fiscal year and fourth quarter ended October 31, 2005, subject to completion of its annual audit.

For the 2005 fiscal year, the Company reported net income of $101.3 million, or $1.32 per diluted share. These results compare with net income of $95.2 million, or $1.27 per diluted share, for the 2004 fiscal year. For the three months ended October 31, 2005, the Company’s seasonal fourth-quarter loss was ($5.0 million), or ($0.06) per diluted share, compared with ($12.6 million), or ($0.16) per diluted share, for the prior-year fourth quarter.

System throughput for fiscal year 2005 totaled 204.4 million dekatherms, compared with throughput of 201.3 million dekatherms for the previous year. Throughput for the fourth quarter totaled 38.1 million dekatherms, compared with 34.1 million dekatherms for the previous year’s quarter. Weather for the 2005 fiscal year was 2% warmer than 2004 and the 2005 fourth quarter was 53% colder than the prior-year quarter. Throughput for the year and quarter increased compared with the prior periods primarily due to summer power generation volumes.

Margin for the year and quarter increased by $10.8 million and $2.9 million, respectively, over the prior periods. The increases are primarily due to strong residential and commercial customer growth, increased consumption resulting from the colder May and October weather and successful wholesale marketing activities. Operations and maintenance expenses for the year and quarter increased primarily due to higher employee benefits, payroll, utilities and rent expenses. General taxes for the year increased primarily due to higher payroll and property taxes.

Other income (expense), net of income taxes, was $20.8 million for the year and $3.0 million for the quarter, compared with $15.3 million and ($4.0) million, respectively, for the same periods of the prior year. Included in other income (expense) are the results from the Company’s joint venture activities. The Company’s interest in SouthStar contributed $13.5 million to net income in fiscal 2005 and $1.0 million in the fourth quarter, compared with $11.9 million and $0.3 million for the same periods of the prior year. Two other joint ventures, Pine Needle LNG and Cardinal Pipeline, contributed combined net income of $3.4 million in fiscal 2005 and $0.9 million in the fourth quarter, compared with $3.3 million and $0.9 million for the same periods in fiscal 2004. The current year and quarter include an expense of $1.0 million for funding the Piedmont Natural Gas Foundation compared with $7.0 million in the same periods of the prior year. Earnings in the 2004 fiscal year include $4.6 million, or $0.06 per diluted share, of one-time joint venture gains in the first quarter.

“We are pleased with our performance in 2005, especially in light of the challenging market conditions facing our company and industry,” commented Thomas E. Skains, Chairman, President and Chief Executive Officer. “Our employees are working diligently to manage change and are focused on performance. We must continue this focus in 2006 as we address the increasing challenges associated with a tight industry supply and demand balance and escalating wholesale natural gas prices caused in part by Hurricanes Katrina and Rita.”

DIVIDEND DECLARED

At the Company’s regular quarterly Board of Directors meeting held today, a quarterly dividend on Common Stock of 23 cents per share was declared, payable January 13, 2006, to holders of record at the close of business on December 23, 2005.

CONFERENCE CALL

In conjunction with this fourth-quarter earnings release, you are invited to listen to the conference call that will be broadcast live over the Internet on Monday, December 19, 2005, at 2:30 p.m. Eastern Time, hosted by Chairman, President and Chief Executive Officer Thomas E. Skains. Log on to the web at http://www.piedmontng.com and click on Investor Relations, then on Presentations. The conference call will be archived on the Presentations page of the website within the Investor Relations section.

Piedmont Natural Gas Company
Summary of Operations
(in thousands except per share amounts and degree days)
	October 31		% Increase
	2005	2004	(Decrease)
Three Months Ended	(Unaudited)	(Unaudited)

Operating Revenues	$339,588	$213,806	59%
Cost of Gas	260,342	137,500	89%
Margin	79,246	76,306	4%
Operations and Maintenance Expenses	54,188	52,268	4%
Depreciation	21,909	20,727	6%
General Taxes	6,374	6,614	-4%
Utility Income Taxes	(5,708)	(5,900)	-3%
Operating Income	2,483	2,597	-4%
Other Income (Expense), net	2,954	(3,990)	-174%
Utility Interest Charges	10,109	11,165	-9%
Income before Minority Interest	(4,672)	(12,558)	63%
Less Minority Interest	301	(22)	-1468%
Net Income	($4,973)	($12,536)	60%
Average Shares of Common Stock:
Basic	76,623	76,639	0%
Diluted	76,623	76,639	0%
Earnings Per Share of Common Stock:
Basic	($0.06)	($0.16)	63%
Diluted	($0.06)	($0.16)	63%
System Throughput — Dekatherms	38,094	34,115	12%
Gas Customers Billed in October	877	856	2%
System Average Degree Days — Actual	177	116	53%
System Average Degree Days — Normal	225	223	1%
Percent Normal Degree Days	79%	52%	51%
	October 31		% Increase

	2005	2004	(Decrease)

Twelve Months Ended	(Unaudited)	(Unaudited)

Operating Revenues	$1,761,091	$1,529,739	15%
Cost of Gas	1,261,952	1,041,370	21%
Margin	499,139	488,369	2%
Operations and Maintenance Expenses	206,983	200,282	3%
Depreciation	85,169	82,276	4%
General Taxes	29,807	27,011	10%
Utility Income Taxes	51,880	51,485	1%
Operating Income	125,300	127,315	-2%
Other Income (Expense), net	20,828	15,285	36%
Utility Interest Charges	44,256	47,364	-7%
Income before Minority Interest	101,872	95,236	7%
Less Minority Interest	602	48	1154%
Net Income	$101,270	$95,188	6%
Average Shares of Common Stock:
Basic	76,680	74,359	3%
Diluted	76,992	74,797	3%
Earnings Per Share of Common Stock:
Basic	$1.32	$1.28	3%
Diluted	$1.32	$1.27	4%
System Throughput — Dekatherms	204,438	201,344	2%
Gas Customers Billed in October	877	856	2%
System Average Degree Days — Actual	3,266	3,331	-2%
System Average Degree Days — Normal	3,455	3,431	1%
Percent Normal Degree Days	95%	97%	-3%

Forward-Looking Statement

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions, competition from other providers of similar products and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could,” “will” and variations of such words and similar expressions are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont’s filings with the SEC on Forms 10-K and Forms 10-Q, which are available on the SEC’s website at http://www.sec.gov.

About Piedmont Natural Gas

Piedmont Natural Gas (NYSE: PNY) is an energy services company primarily engaged in the distribution of natural gas to 990,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 61,000 customers served by municipalities who are wholesale customers. Its subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage and intrastate natural gas transportation. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com.

SOURCE Piedmont Natural Gas

CONTACTS: Media, David L. Trusty, +1-704-731-4391, or

+1-704-507-6393, or

david.trusty@piedmontng.com , or

Investors, Headen B. Thomas, +1-704-731-4438, or

+1-704-651-7137, or

headen.thomas@piedmontng.com ,

both of Piedmont Natural Gas;

or Agency Contact, David Coburn of LGA Inc., +1-704-552-6565, or

+1-704-906-9372 or

coburn@lgapr.com